Exhibit 10  (iii) 34.

IT CORPORATION
RESTORATION PLAN
(Amended and Restated Effective January 1, 1999)

TABLE OF CONTENTS
ARTICLE 1	Definitions	1

ARTICLE 2	Selection, Enrollment, Eligibility	5
2.1	Selection by Committee	5
2.2	Enrollment Requirements	5
2.3	Eligibility; Commencement of Participation	5

ARTICLE 3	Contribution and Interest Crediting	6
3.1	Company Contribution	6
3.2	Effect of Election Form	6
3.3	Interest Crediting Prior to Distribution	6
3.4	Interest Crediting for Installment Distributions	6
3.5	FICA Taxes	6
3.6	Vesting	6
3.7	Statements	7

ARTICLE 4	Unforeseeable Financial Emergencies; Withdrawal Election	8
4.1	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	8
4.2	Withdrawal Election	8

ARTICLE 5	Retirement Termination Benefits	9
5.1	Retirement Benefit	9
5.2	Payment of Retirement Benefits	9
5.3	Death Prior to Completion of Retirement Benefits	9
5.4	Termination Benefit	9
5.5	Disability	9

ARTICLE 6	Pre-Retirement Survivor Benefit	10
6.1	Pre-Retirement Survivor Benefit	10
6.2	Payment of Pre-Retirement Survivor Benefits	10

ARTICLE 7	Beneficiary Designation	11
7.1	Beneficiary	11
7.2	Beneficiary Designation; Change; Spousal Consent	11
7.3	Acknowledgment	11
7.4	No Beneficiary Designation	11
7.5	Doubt as to Beneficiary	11
7.6	Discharge of Obligations	11
ARTICLE 8	Termination, Amendment or Modification	12
8.1	Termination	12
8.2	Amendment	12
8.3	Effect of Payment	12

ARTICLE 9	Administration	13
9.1	Committee Duties	13
9.2	Agents	13
9.3	Binding Effect of Decisions	13
9.4	Indemnity of Committee	13
9.5	Employer Information	13

ARTICLE 10	Claims Procedures	14
10.1	Presentation of Claim	14
10.2	Notification of Decision	14
10.3	Review of a Denied Claim	14
10.4	Decision on Review	14
10.5	Legal Action	15

ARTICLE 11	Trust	16
11.1	Establishment of Trust	16
11.2	Interrelationship of the Plan and the Trust	16

ARTICLE 12	Miscellaneous	17
12.1	Unsecured General Creditor	17
12.2	Employer’s Liability	17
12.3	Nonassignability	17
12.4	Coordination with Other Benefits	17
12.5	Not a Contract of Employment	17
12.6	Furnishing Information	17
12.7	Terms	17
12.8	Captions	18
12.9	Governing Law	18
12.10	Notice	18
12.11	Successors	18
12.12	Spouse’s Interest	18
12.13	Validity	18
12.14	Incompetent	18
12.15	Distribution in the Event of Taxation	18
12.16	Legal Fees to Enforce Rights After Change in Control	19
12.17	Counterparts	19
12.18	Small Payments	19
IT CORPORATION
RESTORATION PLAN
Amended and Restated Effective January 1, 1999

Purpose

         The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of IT Corporation, a California corporation, and its affiliates. The Plan constitutes an unfunded plan that is not qualified under Code Section 401(a). The Plan was originally adopted effective July 1, 1995, was amended and restated effective January 1, 1998, and is hereby amended and restated again, effective January 1, 1999.

ARTICLE 1
Definitions

         For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” or “Account” shall mean, with respect to a Participant, the sum of (i) the Participant’s share of Company Contributions plus (ii) interest thereon credited in accordance with the applicable interest crediting provisions of the Plan, net of all distributions from such account. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2
“Annual Bonus ” shall mean any compensation, in addition to Base Annual Salary, paid annually during a Plan Year, either in cash or stock, to a Participant as an employee under any Employer’s annual bonus and incentive plans without regard to any limits under Code Section 401(a)(17). Notwithstanding the foregoing, the Annual Bonus shall not include any stock option awards or stock received upon the exercise of an option.

1.3
“Base Annual Salary” shall mean the annual compensation and commissions (but excluding bonuses, overtime, incentive payments, non-monetary awards, directors fees, and other fees) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of any Employer without regard to any limits under Code Section 401(a)(17).

1.4
“Beneficiary ” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.5
“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6	“Board” shall mean the board of directors of the Company.

1.7	“Change in Control” shall mean with respect to an Employer the first to occur of any of the following events:

(a)
Any “person ” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), after the date hereof becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Employer ’s capital stock entitled to vote in the election of directors;

(b)
During any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Employer’s shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period;

(c)
Any consolidation or merger of the Employer, other than a consolidation or merger of the Employer in which the holders of the common stock of the Employer immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(d)	The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; or

(e)
Substantially all of the assets of the Employer are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Code) in which the Employer is a member.

1.8	“Claimant ” shall have the meaning set forth in Section 10.1.

1.9	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10	“Committee ” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 9.

1.11	“Company” shall mean IT Corporation, a California corporation.

1.12	“Company Contribution” shall mean any contribution made and credited to Participants’ Accounts by the Company in accordance with Section 3.1 below.

1.13	“Crediting Rate ” shall mean, for a particular Plan Year, an interest rate determined by the compensation committee of the Board, in its sole and absolute discretion.

1.14
“Disability ” shall mean a period of disability during which a Participant qualifies for benefits under the Participant’s Employer’s long-term disability plan (or would qualify if he were a participant in such a plan).

1.15
“Election Form ” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee upon the commencement of his participation hereunder to make a distribution election under the Plan.

1.16	“Employer ” shall mean the Company or any affiliate authorized by the Board to participate in the Plan.

1.17
“Participant ” shall mean any employee of an Employer (i) who is selected to participate in the Plan, (ii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose Account Balance has not been paid in full.

1.18	“Plan” shall mean the IT Corporation Restoration Plan, which shall be evidenced by this instrument, as it may be constituted from time to time.

1.19
“Plan Agreement ” shall mean a written agreement, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and shall specify the Employer or Employers liable for the Participant’s benefits hereunder and the magnitude or extent of such liability. The Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer’s liability. Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate.

1.20
“Plan Year ” shall, for the first Plan Year, begin on July 1, 1995, and end on December 31, 1995. For each Plan Year thereafter, the Plan Year shall begin on January 1 of each year and continue through December 31.

1.21	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.22
“Retirement, ” “Retire,” “Retires,” or “Retired” shall mean severance from employment with all Employers for any reason other than a leave of absence on or after the attainment of (a) the date on which the sum of a Participant’s age and Years of Service is equal to seventy (70), or (b) age sixty-five (65), whichever is earlier.

1.23	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.24	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.25	“Termination of Employment” shall mean the ceasing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, death or an authorized leave of absence.

1.26	“Trust” shall mean the one or more trusts established pursuant to that certain trust agreement between the Employers and the trustee named therein, as amended from time to time.

1.27
“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee.

1.28	“Years of Service” shall mean, with respect to a Participant, the total number of such years recognized and taken into account under the IT Corporation Retirement Plan.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee.    Participation in the Plan shall be limited to employees of an Employer who are part of a select group of management or highly compensated employees. Generally, such group shall be limited to (a) employees whose Base Annual Salary for a year is at least equal to the annual compensation limitation set forth in Code Section 401(a)(17) and (b) corporate officers of IT Group, Inc. From the foregoing, the Committee shall select, in its sole and absolute discretion, employees to participate in the Plan.

2.2
Enrollment Requirements.    As a condition to participation, each selected employee shall complete, execute and return to the Committee within 30 days of selection a Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3
Eligibility; Commencement of Participation.    Provided an employee selected to participate herein has met all enrollment requirements set forth herein and required by the Committee, including returning all required documents to the Committee within 30 days of selection, that employee shall commence participation in the Plan upon the timely completion of those requirements and the Committee’s acceptance of all submitted documents. If an employee fails to meet all such requirements within the required 30 day period, that employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

ARTICLE 3
Contributions and Interest Crediting

3.1
Company Contribution.    For each Plan Year, each Employer shall make a Company Contribution on behalf of each Participant equal to (a) the maximum percentage of eligible compensation contributed as a matching contribution under the IT Corporation Retirement Plan to any participant (without regard to any adjustments to the matching contribution to comply with applicable antidiscrimination rules) therein multiplied by the sum of the Participant’s Base Annual Salary and Annual Bonus, less (b) the amount that would have been contributed on behalf of the Participant under the company matching contribution portion of the IT Corporation Retirement Plan for such Plan Year had the Participant contributed at least four percent (4%) of eligible compensation to such plan for such Plan Year.

3.2
Effect of Election Form.    In connection with a Participant’s commencement of participation in the Plan, the Participant shall deliver to the Committee a completed and signed Election Form, which election and form must be accepted by the Committee for a valid election to exist. In such Election Form, the Participant shall specify the commencement time and format of distributions where such matters are elective hereunder.

3.3
Interest Crediting Prior to Distribution.    Prior to any distributions of benefits under Articles 4, 5, or 6, interest at the Crediting Rate shall be credited and compounded annually on a Participant ’s Account Balance as of the date the Company Contribution for that Plan Year was actually credited. In the event of Retirement, death or a Termination of Employment prior to the end of a Plan Year, the basis for that year’s interest crediting will be a fraction of the full year ’s interest, based on the number of full months that the Participant was employed with the Employer during the Plan Year prior to the occurrence of such event. If a distribution is made under this Plan, for purposes of crediting interest, the Account Balance shall be reduced as of the first day of the month in which the distribution is made. A Participant shall receive credit for a full month of interest if he or she was a Participant for at least 15 days of a particular month.

3.4
Interest Crediting for Installment Distributions.    In the event a benefit is paid in installments under Articles 5 or 6, interest shall be credited and compounded on the undistributed portion of the Participant’s Account Balance commencing on the first day of the month in which the Participant terminates employment, using a fixed interest rate that is determined by averaging the Crediting Rates for the Plan Year in which installment payments commence and the four (4) preceding Plan Years. If a participant has completed fewer than five (5) full years of Plan participation, this average shall be determined using the Crediting Rates for the Plan Years during which the Participant participated in the Plan.

3.5
FICA Taxes.    For each Plan Year, the Participant ’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus, the Participant ’s share, if any, of FICA taxes on contributions (or earnings thereon).

3.6	Vesting. A Participant shall have at all times a vested and nonforfeitable interest in his Account Balance hereunder that is coextensive with his vested and nonforfeitable interest in the company contribution portion of the IT Corporation Retirement Plan, except that a Participant’s interest shall become fully vested and nonforfeitable upon the onset of a Disability. Notwithstanding the foregoing, all Account Balances hereunder shall become fully vested and nonforfeitable upon the occurrence of a Change in Control.

3.7	Statements. The Company shall provide no less frequently than annually to each Participant a statement of the Participant’s total Account Balance including earnings credited thereto.

ARTICLE 4
Unforeseeable Financial Emergencies;
Withdrawal Election

4.1
Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies.     If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the vested portion of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole and absolute discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

4.2
Withdrawal Election.    A Participant may elect, at any time, to withdraw all of the vested portion of his or her Account Balance, calculated as if such Participant were receiving a Termination Benefit, less a 15% withdrawal penalty (the net amount shall be referred to as the “Withdrawal Amount”). No partial withdrawals of that balance shall be allowed. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The penalty shall be equal to 15% of the vested portion of the Participant’s Account Balance determined immediately prior to the date of his or her election. Once the Withdrawal Amount is paid, the Participant’s participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future.

ARTICLE 5
Retirement and Termination Benefits

5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2
Payment of Retirement Benefits.    A Participant, in connection with his or her commencement of participation in the Plan, shall elect on the Election Form to receive the Retirement Benefit in a lump sum or in equal monthly payments over a period of 60, 120, or 180 months. The lump sum payment shall be made, or installment payments shall commence, on the date at or after his or her Retirement specified on the Election Form. The Participant may change these elections to an allowable alternative payout format by submitting a new Election Form to the Committee, provided that any such new Election Form is submitted at least 3 years prior to the Participant’s Retirement. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit.

5.3
Death Prior to Completion of Retirement Benefits.    If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (a) over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the beneficiary and allowed at the sole and absolute discretion of the Committee. The lump sum payment will be the Participant’s Account Balance at the time of his or her death.

5.4
Termination Benefit.    If a Participant experiences a Termination of Employment prior to his or her Retirement, the Participant shall receive a Termination Benefit, which shall be equal to the vested portion of the Participant’s Account Balance. Such Benefit shall be payable in either a lump sum or in equal monthly payments over a period of 60, 120, or 180 months, as selected by the Participant, in connection with his or her commencement of participation in the Plan, on the Election Form. The lump sum payment shall be made, or installment payments shall commence, on the date at or after his or her Termination of Employment specified on the Election Form. The Participant may change these elections to an allowable alternative payout format by submitting a new Election Form to the Committee, provided that any such new Election Form is submitted at least 3 years prior to the Participant’s Termination of Employment. The Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit.

5.5
Disability.    A Participant suffering a Disability shall continue to be considered employed and shall be eligible for the benefits provided for in Articles 4, 5, and 6 in accordance with the provisions of those Articles, unless the Committee determines during such Disability, in its sole and absolute discretion, that the Participant shall, for purposes of the Plan, be deemed to have experienced a Termination of Employment.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1
Pre-Retirement Survivor Benefit.     If a Participant dies before he or she Retires, the Participant ’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance.

6.2
Payment of Pre-Retirement Survivor Benefits.    The Pre-Retirement Survivor Benefit shall be paid in the payment period previously elected by the Participant for the payment of the Termination Benefit, or, if the Participant was eligible to Retire at the time of his or her death, the Retirement Benefit. However, the Pre-Retirement Survivor Benefit payment may be made as a lump sum at the request of the Beneficiary and at the sole and absolute discretion of the Committee. The first (or only payment, if made in lump sum) shall be made within 60 days of the Committee’s receiving proof of the Participant’s death.

ARTICLE 7
Beneficiary Designation

7.1
Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2
Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

7.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s estate.

7.5
Doubt as to Beneficiary.    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 8
Termination, Amendment or Modification

8.1
Termination.    Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer. Upon the termination of the Plan, the vested portion of a Participant’s Account Balance shall be paid out as though the Participant had experienced a Termination of Employment on the date of Plan termination, or, if Plan termination occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired on the date of Plan termination, or, if Plan termination occurs after the Participant Retired and commenced (but not completed) distribution hereunder, benefits shall continue to the Participant pursuant to the terms hereof without regard to the termination. Prior to a Change in Control, an Employer shall have the right, in its sole and absolute discretion, and notwithstanding any elections made by the Participant, to pay all such benefits in a lump sum.

8.2
Amendment.     Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease the vested portion of a Participant’s Account Balance, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected.

8.3
Effect of Payment.    The full payment of the applicable benefit under Articles 4, 5, 6, or 8 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 9
Administration

9.1
Committee Duties.    This Plan shall be administered by a Committee which shall consist of individuals selected by the President and Chief Executive Officer of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

9.2
Agents.     In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

9.3
Binding Effect of Decisions.    The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4
Indemnity of Committee.    All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

9.5
Employer Information.    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 10
Claims Procedures

10.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2	Notification of Decision. The Committee shall consider a Claimant’s claim within 60 days of the making of the claim, and shall notify the Claimant in writing:

(a)	that the Claimant ’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant ’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 10.3 below.

10.3
Review of a Denied Claim.    Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure begins, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

10.4
Decision on Review.    The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

10.5
Legal Action.    A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 11
Trust

11.1
Establishment of Trust.    The Employers shall establish the Trust and shall transfer over to the Trust such assets, if any, as the Committee determines, from time to time and in its sole discretion, are appropriate.

11.2
Interrelationship of the Plan and the Trust.     The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employers shall at all times remain liable to carry out their obligations under the Plan. The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

ARTICLE 12
Miscellaneous

12.1
Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, unpledged and unrestricted assets of the Employer. An Employer ’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.2
Employer ’s Liability.    An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

12.3
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant ’s or any other person’s bankruptcy or insolvency.

12.4
Coordination with Other Benefits.    The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.5
Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

12.6
Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

12.7
Terms.     Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The masculine pronoun shall be deemed to include the feminine and vice versa, unless the context clearly indicates otherwise.

12.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

12.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Human Resources Department
IT Corporation
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.12
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

12.12
Spouse’s Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse ’s will, nor shall such interest pass under the laws of intestate succession.

12.13
Validity.     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14
Incompetent.    If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15
Distribution in the Event of Taxation.    If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant’s tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such taxation (which amount shall not exceed the Participant’s vested Account Balance), which liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant ’s petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

12.16
Legal Fees to Enforce Rights After Change in Control.    The Company is aware that upon the occurrence of a Change in Control with respect to an Employer, the board of directors of such Employer (which might then be composed of new members) or a shareholder of such Employer, or of any successor corporation might then cause or attempt to cause the Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that an Employer or the Committee has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if an Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided, then all Employers irrevocably authorize such person to retain counsel of his or her choice at the expense of the Employers to represent such person in connection with the initiation or defense of any litigation or other legal action, whether by or against an Employer, the Committee, or any director, officer, shareholder or other person affiliated with any of them or any successor thereto in any jurisdiction.

12.17	Counterparts. This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.

12.18
Small Payments.    Notwithstanding any other provision hereof, in the event that any Participant’s or Beneficiary ’s Account hereunder is less than $5,000, the Committee may, in its discretion, automatically pay such amount in one lump sum, rather than installments, but in all other respects in accordance with the terms of the Plan or an applicable Election Form.

         IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document on behalf of all Employers as of January 1, 1999.

IT CORPORATION,
a California Corporation

By: /s/

Its: Vice President, Administration